                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE


                         ATRION TO PURCHASE HEADQUARTERS
                                    FACILITY


ALLEN, Texas (November 17, 1998) -- Atrion Corporation (Nasdaq/NM-ATRI) today announced that it plans to purchase its headquarters facility and adjacent property in Allen, Texas in early 1999. The Company is presently leasing the facility from Advanced Neuromodulation Systems, Inc., which is also currently using the facility, under an arrangement that was entered into when the Company purchased certain product lines from Advanced Neuromodulation Systems (then known as Quest Medical, Inc.) on January 30, 1998. As previously announced, at the time the Company purchased those product lines it obtained an option to purchase the Allen property, which includes a 108,000 square foot office, manufacturing and warehouse building situated on approximately 14.8 acres and
4.3 acres adjacent to such property which are unimproved, for $6.5 million. Subsequently, the Company moved its headquarters to the facility, which also serves as the manufacturing and distribution facility for the Company's Quest Medical unit.

"Over the past several months, the Company has conducted an in-depth analysis to determine whether to exercise our option to purchase the Allen facility," said Emile A. Battat, Chairman and President. "We have concluded that purchasing the facility and adjacent property under the option agreement is in the best interest of the Company and its stockholders. We are continuing to explore our alternatives following the closing of the purchase, which is currently planned for February 1, 1999. These would include the continued occupation of a substantial portion of the facility and the possible sale and leaseback of the Allen property. The Company expects to finance a significant part of the purchase price under its existing credit facility and/or through a conventional mortgage."


Contact:    Jeffery Strickland
            Vice President and Chief Financial Officer
            (972) 390-9800




                                       4